Exhibit 99.8.3

DANIEL H. BOOKIN (S.B. #78996) DHAIVAT H. SHAH (S.B. #196382) O’MELVENY & MYERS LLP Embarcadero Center West 275 Battery Street San Francisco, CA 94111-3305
Telephone:	(415) 984-8700
Facsimile:	(415) 984-8701

ALAN R. FRIEDMAN JONATHAN M. WAGNER NORMAN C. SIMON KRAMER LEVIN NAFTALIS & FRANKEL LLP 919 Third Avenue New York, New York 10022
Telephone:	(212) 715-9100
Facsimile:	(212) 715-8000

Attorneys for Defendants VISHAY INTERTECHNOLOGY, INC., VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORPORATION, AND FELIX D. ZANDMAN

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

REBECCA PROCTOR, REX BROOKS, JOHN DONOVAN, ROBERT NEEDLES et al. on behalf of Siliconix, Inc., themselves and on behalf of all minority shareholders of Siliconix, Inc., similarly situated,

Plaintiffs,

v.

VISHAY INTERTECHNOLOGY, INC., VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORPORATION, SILICONIX, INC. ERNST & YOUNG, FELIX D. ZANDMAN, and DOE 1 through DOE 2, inclusive,

Defendants.

Case No. 01-04-CV-018977

MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF THE VISHAY DEFENDANTS’

1.  DEMURRER TO CLASS ACTION CLAIM

2.  MOTION TO STRIKE PORTIONS OF THE AMENDED COMPLAINT

3.  MOTION TO DISMISS FOR FAILURE TO PROSECUTE

Date:                               July 5, 2005

Time:                              10:00 a.m.

Dept.:                           17

Judge:                        Hon. Jack Komar

Trial:                                Not Set

MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF VISHAY DEFENDANTS’ (1) DEMURRER,
(2) MOTION TO STRIKE, AND (3) MOTION TO DISMISS

TABLE OF CONTENTS

I.	INTRODUCTION

II.	STATEMENT OF FACTS AND SUMMARY OF THE ALLEGATIONS

III.	ARGUMENT

	A.	PLAINTIFFS LACK STANDING TO BRING A DIRECT CLASS ACTION CLAIM

		1.	The Governing Standard

		2.	Plaintiffs’ Direct Class Action Claim Cannot Be Sustained Under Controlling Delaware Law

		3.	The Direct Class Action Claim Likewise Fails Under California Law

	B.	CERTAIN ALLEGATIONS OF PLAINTIFFS’ DERIVATIVE CLAIM ARE TIME BARRED

		1.	The Governing Statute of Limitations

		2.	The SAP Allegations are Time Barred

		3.	Certain of the Loans Allegations are Time Barred

		4.	The Misappropriation Allegations are Time Barred

		5.	Certain of the Israel-Related Allegations are Time Barred

		6.	The Patent Allegations are Time Barred

	C.	THE COMPLAINT SHOULD BE DISMISSED FOR FAILURE TO PROSECUTE

IV.	CONCLUSION

i

TABLE OF AUTHORITIES

CASES

A. Groppe & Sons Glass Co. v. Fireman’s Fund Ins. Co., 232 Cal. App. 3d 220 (1991)

Accord Salas v. Sears, Roebuck & Co., 42 Cal. 3d 342 (1986)

Agostino v. Hicks, 844 A.2d 1110 (Del. Ch. 2004)

American Ctr. For Educ., Inc. v. Canvar, 80 Cal. App. 3d 476 (1978)

Blank v. Kirwan, 39 Cal. 3d 311 (1985)

Boeing By Levit v. Shrontz, 1992 WL 81228 (Del. Ch. Apr 20, 1992)

Brandchaft v. E.F. Hutton & Co., Inc., 865 F.2d 263, 1988 WL 141228 (9th Cir. 1988)

Burt v. The Irvine Co., 237 Cal. App. 2d 828 (1965)

City of Vista v. Robert Thomas Securities, Inc., 84 Cal. App. 4th 882 (2000)

Cox v. Summa Corp., 751 F.2d 1507 (9th Cir. 1985)

Davis & Cox v. Summa Corp., 751 F.2d 1507 (9th Cir. 1985)

Dieterich v. Harrer, 857 A.2d 1017 (Del. Ch. 2004)

Dofflemyer v. W.F. Hall Printing Co., 558 F. Supp. 372 (D. Del. 1983)

Doyle v. Fenster, 47 Cal. App. 4th 1701 (1996)

FS Parallel Fund L.P. v. Ergen, 2004 WL 3048751 (Del. Ch. Nov. 3, 2004)

Golaine v. Edwards, 1999 WL 1271882 (Del. Ch. Dec 21, 1999)

ii

Hambrecht & Quist Venture Partners v. American Med. Int’l, Inc., 38 Cal. App. 4th 1532 (1995)

Hart v. County of Los Angeles, 260 Cal. App. 2d 512 (1968)

In re Siliconix Inc. Shareholders Litig., 2001 WL 716787 (Del. Ch. June 21, 2001)

In re Syncor Int’l Corp. Shareholder Litig., 857 A.2d 994 (Del. Ch. 2004)

Kramer v. Western Pacific Indus., Inc., 546 A.2d 348 (Del. 1988)

PH II, Inc. v. Superior Court, 33 Cal. App. 4th 1680 (1995)

Robuck v. Dean Witter & Co., 649 F.2D 641 (9th Cir. 1980)

Scarzella v. DeMers, 17 Cal. App. 4th 1762 (1993)

Schuster v. Gardner, 127 Cal. App. 4th 305, 25 Cal. Rptr. 3d 468 (2005)

Tooley v. Donaldson, Lufkin, & Jenrette, Inc., 845 A.2d 1031 (Del. 2004)

STATUTES

Cal. Civ. P. § 437(b)

Cal. Code Civ. P. 583.420(a)

Cal. Code Civ. P. § 343

Cal. Code Civ. Proc. § 338(d) 583.410 (a) 583.420 (a)

Cal. Corp. Code § 2116

Cal. Ct. R. 373(e)

iii

I.                                         INTRODUCTION

Defendants Vishay Intertechnology, Inc. (“Vishay”), Vishay TEMIC Semiconductor Acquisition Holdings Corporation (“Vishay TEMIC”), and Felix D. Zandman (collectively, the “Vishay Defendants”), respectfully submit this memorandum of law in support of their (i) demurrer to plaintiffs’ class action claim, (ii) motion to strike portions of the amended complaint, and (iii) motion to dismiss the amended complaint for failure to prosecute.

Plaintiffs’ amended complaint purports to bring a cause of action directly on behalf of the class of public shareholders of Siliconix, Inc. (“Siliconix”) for breach of fiduciary duty against Vishay, which owns 80.4 percent of the stock of Siliconix.  Even assuming that the facts pleaded in the amended complaint are true, plaintiffs have no standing to bring a direct claim under well-established principles of controlling Delaware law, or even if California law applies.  To have standing, plaintiffs must allege some direct injury independent of the harm they allege Vishay inflicted on Siliconix.  Yet, the only harm plaintiffs allege they incurred is a diminution in the value of their Siliconix shares — a classic derivative injury and an insufficient basis for a direct cause of action under either Delaware or California law.  The Court should thus sustain the Vishay Defendants’ demurrer to plaintiffs’ class action claim.

Plaintiffs’ amended complaint also pleads a derivative cause of action, on behalf of Siliconix, for breach of fiduciary duty and waste of corporate assets.  However, many of the allegations underlying the derivative claim are time-barred by the governing three-year statute of limitations.  Accordingly, these allegations should be stricken from the amended complaint.

Plaintiffs’ lack of diligence in prosecuting this action also mandates dismissal of the amended complaint pursuant to sections 583.410(a) and 583.420(a) of the California Code of Civil Procedure.  Plaintiffs’ allegations were first made, in substantial part, in a complaint filed over two and one-half years ago.  They did not serve that complaint on the

Vishay Defendants and provide no reasonable excuse for their delay.  Plaintiffs’ inaction warrants dismissal of the amended complaint.

II.                                     STATEMENT OF FACTS AND SUMMARY OF THE ALLEGATIONS

The following facts, set forth in the amended complaint, are accepted as true solely for the purposes of this motion.

Defendant Vishay, a Delaware corporation, is one of the world’s largest manufacturers and sellers of electronic components.  See Declaration of Jonathan M. Wagner, Exh. A at ¶ 20.  Defendant Dr. Zandman is the chairman and CEO of Vishay.  Id. at ¶ 25.  Defendant Vishay TEMIC, a holding company incorporated in Delaware, is wholly owned by Vishay.  Id. at ¶ 23.  Nominal defendant Siliconix, also a Delaware corporation, designs, manufactures and markets active electronic components.  Id. at ¶¶ 1, 26.  Currently, Vishay TEMIC owns 80.4 percent of the equity of Siliconix and Vishay exerts control over Siliconix through its 100 percent ownership of Vishay TEMIC.  Id. at ¶ 23.

There has been prior litigation brought by Siliconix’s minority shareholders against the Vishay Defendants.  Following a February 22, 2001 announcement by Vishay of a proposed tender offer for the publicly-held shares of Siliconix, twelve separate class and/or derivative actions were filed in California and Delaware state courts against Vishay, Siliconix, and various officers and directors of both companies.  The complaint of the lead Delaware plaintiff, Raymond Fitzgerald, filed in March 2001 (“Fitzgerald Complaint”), also contained derivative claims against Vishay on behalf of Siliconix, alleging self-dealing and waste because Vishay purportedly (i) usurped Siliconix’s patents, (ii) appropriated Siliconix’s separate corporate identity, and (iii) obtained a below-market loan from Siliconix.  Wagner decl., Exh. B at ¶¶ 31-35; Exh. D at 29-30.(1) On May 31, 2001, Fitzgerald served an amended complaint adding Vishay TEMIC and

(1)   As set forth in the accompanying Request for Judicial Notice, the Vishay Defendants request that the Court take judicial notice of the allegations contained in the Fitzgerald Complaint for purposes of deciding the motion to strike portions of the amended complaint as time barred. See Cal. Code Civ. Proc. § 437(b).

Dr. Zandman as defendants, and moved for a preliminary injunction to enjoin a tender offer by Vishay for the publicly-held shares of Siliconix.  (Wagner decl., Exh. C at ¶¶ 61-65; Exh. D at 30).  On June 21, 2001, the Court of Chancery for New Castle County, Delaware, denied plaintiff’s motion.  See In re Siliconix Inc. S’holders Litig., No. Civ. A. 18700, 2001 WL 716787 (Del. Ch. June 21, 2001).  The tender offer, however, was not successful, and Siliconix continues to be 80.4 percent owned by Vishay.  (Wagner decl., Exh. A at ¶ 23).  Meanwhile, the Fitzgerald Complaint was dismissed on December 18, 2002 (the derivative claims were dismissed without prejudice) and the California actions dismissed on January 16, 2003.  (Wagner decl., Exhs. E & F, respectively).

In August 2002, Rebecca Proctor, lead plaintiff here, filed a complaint in the California Superior Court against, among others, the Vishay Defendants.  (Wagner decl., Exh. G).  The complaint purported to bring direct and derivative causes of action solely based on Vishay’s supposed misappropriation of Siliconix sales subsidiaries.  Proctor never served the 2002 complaint on any defendant.  (Wagner decl., ¶ 4).

Over two years later, on January 10, 2005, Proctor filed and later served an amended complaint.  (the “Amended Complaint”; Wagner decl., Exh. A).  The Amended Complaint alleges seven separate wrongs purportedly committed by Vishay:  (i) Vishay allegedly misappropriated Siliconix sales subsidiaries for itself, took Siliconix profits from those subsidiaries for itself, and overcharged Siliconix for using those subsidiaries (id. at ¶¶ 101-04) (the “Subsidiary Allegations”), (ii) Vishay allegedly took Siliconix’s SAP system, a combination of computer, telecommunications and internet hardware used to track company activities, for no compensation (id. at ¶¶ 105-06) (the “SAP Allegations”), (iii) Vishay purportedly used Siliconix’s assets as security for Vishay loans without compensation to Siliconix, putting Siliconix at risk in the event of Vishay’s default (id. at ¶¶ 107-11) (the “Loan Allegations”), (iv) Vishay allegedly misappropriated Siliconix’s identity by placing persons on Siliconix’s board of directors who have loyalty to Vishay, and marketing Siliconix and its products as if Siliconix were merely a portion of Vishay (id. at ¶ 112) (the “Misappropriation Allegations”), (v) Vishay allegedly misappropriated Siliconix’s testing equipment and located it in Israel at a higher cost to Siliconix to benefit Vishay in the form of monetary grants from an Israeli business development agency (id. at ¶¶ 113-16) (the “Israel-related Allegations”), (vi) Vishay purportedly misused Siliconix’s patents by causing Siliconix to commence a patent infringement action against General Semiconductor Inc., in order to facilitate Vishay’s acquisition of General Semiconductor, requiring Siliconix to pay the cost of prosecuting the action and without providing Siliconix with any benefit (id. at ¶¶ 117-21) (the “General Semi-Conductor Allegations”), and (vii) Dr. Zandman supposedly misappropriated Siliconix’s patents by improperly listing himself as a co-inventor in order to receive royalties for those patents under his employment agreement (id. at ¶¶ 122-25) (the “Patent Allegations”).

Based on these core allegations, the Amended Complaint purports to assert two causes of action.  First, plaintiffs plead a shareholder’s derivative action bottomed on theories of breach of fiduciary duty and waste of corporate assets.  (Id. at ¶¶ 126-43).  Second, the Amended Complaint pleads a direct class action claim for breach of fiduciary duty.  (Id. at ¶¶ 144-59).  As demonstrated below, these claims are legally defective.

III.                                 ARGUMENT

A.                                    PLAINTIFFS LACK STANDING TO BRING A DIRECT CLASS ACTION CLAIM

1.                                      The Governing Standard

A demurrer tests the legal sufficiency of the complaint.  Courts “treat the demurrer as admitting all material facts properly pleaded, but not contentions, deductions or conclusions of fact or law.”  Blank v. Kirwan, 39 Cal. 3d 311, 318 (1985).  It is a fundamental tenet of California law that a demurrer should be sustained when the plaintiff lacks standing to bring a cause of action.  See Hart v. County of Los Angeles, 260 Cal. App. 2d 512, 516 (1968) (“A complaint that is not brought by the party who has standing to sue is subject to general demurrer . . . and if it would not be possible to state a cause of action in the plaintiff, no matter in what capacity the suit is brought, then the general demurrer should be sustained.”).  As demonstrated below, the class action claim should be dismissed on demurrer because plaintiffs lack standing to bring a direct cause of action.

2.                                      Plaintiffs’ Direct Class Action Claim Cannot Be Sustained Under Controlling Delaware Law

Both Vishay and Siliconix are Delaware corporations.  Thus, Delaware law will govern each and every substantive issue in this action.  California Corporations Code § 2116 provides:

The directors of a foreign corporation transacting intrastate business are liable to the corporation [and] its shareholders . . . for . . . violation of official duty according to any applicable law of the state or place of incorporation or organization, whether committed or done in this state or elsewhere.

Cal. Corp. Code § 2116 (emphasis added).  Since plaintiffs’ claims concern alleged breaches of fiduciary duty, they fall squarely within the ambit of Delaware law under Section 2116.

Moreover, California courts recognize the well-established internal affairs doctrine, which provides that “the laws of the place of incorporation” apply to “matters involving the internal affairs of a corporation.”  American Ctr. For Educ., Inc. v. Canvar, 80 Cal. App. 3d 476, 485 (1978).  See also Davis & Cox v. Summa Corp., 751 F.2d 1507, 1527 (9th Cir. 1985) (“Claims involving ‘internal affairs’ of corporations, such as the breach of fiduciary duties, are subject to the laws of the state of incorporation.”).

Citing a long line of precedent, the Delaware Supreme Court recently reiterated “the law to be applied . . .  in determining whether a stockholder’s claim is derivative or direct.”  Tooley v. Donaldson, Lufkin, & Jenrette, Inc., 845 A.2d 1031, 1033 (Del. 2004).  In Tooley, which concerned a claim for breach of fiduciary duty brought by minority shareholders, the Court held that the issue of whether a claim is direct or derivative “must turn solely on the following questions”:

(1) who suffered the alleged harm (the corporation or the suing stockholders, individually); and (2) who would receive the benefit of any recovery or other remedy (the corporation or the stockholders, individually)?

Id. (emphasis in original).  In analyzing the first question, the Tooley court endorsed the following approach:  “Looking at the body of the complaint and considering the nature of the wrong alleged and the relief requested, has the plaintiff demonstrated that he or she can prevail without showing an injury to the corporation.”  Id. at 1036 (citing Agostino v. Hicks, 844 A.2d 1110, 1122 (Del. Ch. 2004)).  “The second prong of the analysis should logically follow.”  Id.  The Tooley Court elaborated:

The stockholder’s claimed direct injury must be independent of any alleged injury to the corporation.  The stockholder must demonstrate that the duty breached was owed to the stockholder and that he or she can prevail without showing an injury to the corporation.

Id. at 1039 (emphasis added).  See also Kramer v. Western Pacific Indus., Inc., 546 A.2d 348, 351 (Del. 1988) (“[T]o have standing to sue individually, rather than derivatively on behalf of the corporation, the plaintiff must allege more than an injury resulting from a wrong to the corporation.”).

Accepting the allegations of the amended complaint as true, there can be no question that the wrongs complained of concern Siliconix and not the individual shareholders.  Plaintiffs effectively concede that they cannot prevail “without showing an injury to the corporation” and that they cannot show an injury “independent of any alleged injury to the corporation,” Tooley, 845 A.2d at 1039, because the very same allegations that they plead as the predicate for their derivative claim form the basis for their direct claim.  (Amended Complaint ¶¶ 153-54).  By definition, if these alleged breaches of fiduciary duty harmed Siliconix, then plaintiff cannot simultaneously demonstrate that the shareholders were injured “independent of any alleged injury to the corporation.”  Tooley, 845 A.2d at 1039.  Indeed, plaintiffs assert that the “unifying wrong that underlies” the Amended Complaint is that “Vishay and the other defendants have engaged in conduct by which Vishay essentially treats Siliconix as a 100% owned subsidiary of Vishay, misappropriating, at will, its assets and financial resources.”  (Amended Complaint ¶ 100 (emphasis added)).  Plaintiffs cannot cure this deficiency merely by labeling their claim a class action.  See Dieterich v. Harrer, 857 A.2d 1017, 1027 (Del. Ch. 2004) (“[A] claim is not ‘direct’ simply because it is pleaded that way . . . .  Instead, the court must look to all the facts of the complaint and determine for itself whether a direct claim exists.”).

More specifically, each of the individual allegations in the Amended Complaint makes plain that Siliconix, and not the individual shareholders, suffered the alleged harm caused by Vishay and would receive the benefit of any recovery:

•                                              Subsidiary Allegations:  “The detriment to Siliconix for these transactions from the transfer of the subsidiaries . . . is over $100 million. . . . .  [T]he consideration paid to .. . . Siliconix for the purchase of [its subsidiaries] . . . was less than the fair market value . . . .  Further, Vishay received another substantial benefit from acquiring the sales subsidiaries by using them to cross-sell Vishay products to Siliconix’s existing and potential customers, a benefit for which Siliconix was never compensated.”  (¶¶ 102-03) (emphasis added).

•                                             SAP Allegations:  “Vishay piggy-backed on the time, effort, and capital invested by Siliconix to pay license fees to the SAP software provider . . . rather than developing its own SAP system from scratch, as Siliconix did.  On information and belief, Vishay did not compensate Siliconix for the use of these assets.  Thus, Vishay misappropriated the SAP system asset of Siliconix. . . .”  (¶ 106) (emphasis added).

•                                             Loans Allegations:  “Making Siliconix a guarantor of Vishay’s loans poses a significant risk to Siliconix.  Were Vishay to make a large acquisition that failed, Siliconix would be liable for all or part of the loans under the agreement even though it did not benefit.”
(¶ 109) (emphasis added).

•                                             Misappropriation Allegations:  “Vishay has generally misappropriated Siliconix’s separate identity in a number of ways.”  (¶ 112) (emphasis added).

•                                             Israel-related allegations:  “Vishay compelled Siliconix into funding an assembly and test facility in Israel inside a Vishay building. . . . Siliconix never reported any grant income from the facility.  Rather, Siliconix bears the higher costs it must pay from operating its assembly and test facility there instead of in a more cost-effective location. . . .  The Tower deal was not in the best interests of Siliconix . . . and Siliconix received no compensation from Vishay for the deal.”  (¶¶ 115-16) (emphasis added).

•                                             General Semiconductor Allegations:  “Throughout the pendency of the patent infringement litigation, Siliconix paid for the attorney’s fees and expenses of prosecuting the suit, but received no benefits from its dismissal.  Rather, the benefits of the action, in terms of coercing General Semiconductor to agree to be acquired by Vishay, redounded solely to Vishay’s benefit.  . . .  Vishay intended to infringe Siliconix’s patents, secure in the knowledge that it would not allow Siliconix to sue in return.”  (¶¶ 120-21) (emphasis added).

•                                             Patent Allegations:  “Zandman exerted his authority as head of Vishay to compel Siliconix to have the patents applied for by Vishay rather than Siliconix and to list him as a co-inventor, thus diverting to Vishay and Zandman this important intellectual property that should belong to Siliconix.”  (¶ 122) (emphasis added).

In short, even accepting the allegations of the amended complaint as true, plaintiffs’ claims are derivative and not direct in nature, and thus under governing Delaware law should be dismissed.  See, e.g., FS Parallel Fund L.P. v. Ergen, Civ. A. 19853, 2004 WL 3048751, at *3 (Del. Ch. Nov. 3, 2004) (dismissing direct claims; “The various harms alleged . . . are typical breach of contract and fiduciary claims, and any recovery on those claims would inure to the benefit of StarBand directly as opposed to Starband’s shareholders.  Plaintiffs argue in [the complaint] that ‘Defendants did not discharge their contractual and fiduciary duties . . . to further the development of StarBand,’ and . . . improperly competed with StarBand. . . .  [These] are claims that arise from classic fiduciary principles of care and loyalty, claims which belong to StarBand.”) (emphasis in original); In re Syncor Int’l Corp. S’holder Litig., 857 A.2d 994, 997 (Del. Ch. 2004) (dismissing direct claims; “[T]he claims against Fu that form the basis of the second amended complaint are derivative, not direct, and could only be asserted by or on behalf of the corporation.  All of Fu’s alleged misconduct was in connection with Syncor’s core business activities and, if proven, would involve a breach of the duty of loyalty owed to Syncor.”).

Nor can plaintiffs fill the legal gap in their direct action by their allegations that plaintiffs “suffered damages in the form of diminution in the value of their respective shares of Siliconix stock.”  (Amended Complaint, Wagner decl., Exh. A at ¶ 157).  A reduction in the value of stock does not constitute an injury unique to plaintiffs sufficient to state a direct claim.  See Kramer, 546 A.2d at 353 (“[W]here a plaintiff shareholder claims that the value of his stock will deteriorate and that the value of his proportionate share of the stock will be decreased as a result of alleged director mismanagement, his cause of action is derivative in nature.”); Golaine v. Edwards, No. Civ. A. 15404, 1999 WL 1271882, at *6 (Del. Ch. Dec 21, 1999) (“[A] claim alleging corporate mismanagement, and a resulting drop in the value of the company’s stock, is a classic derivative claim; the alleged wrong harms the corporation directly and all of its stockholders indirectly.”).

Because plaintiffs cannot plead an injury independent of the harm they allege was incurred by Siliconix, they have no standing to bring a direct cause of action against the Vishay Defendants.  The Court should grant the Vishay Defendants’ demurrer to plaintiffs’ class action claim.

3.                                      The Direct Class Action Claim Likewise Fails Under California Law

Even were the issue governed by California law, plaintiffs would still lack standing to bring their direct claim.  A recent decision by the California Court of Appeal confirms that a shareholders’ action based on the theory advanced by plaintiffs here — that alleged breaches of fiduciary duty resulted in a decline in the value of their stock — constitutes a derivative, not a direct, cause of action under either California or Delaware law.  In Schuster v. Gardner, 127 Cal. App. 4th 305, 25 Cal. Rptr. 3d 468 (2005), the court held that:

Under California law, “a shareholder cannot bring a direct action for damages against management on the theory their alleged wrongdoing decreased the value of his or her stock (e.g., by reducing corporate assets and net worth).  The corporation itself must bring the action, or a derivative suit may be brought on the corporation’s behalf.”

Id. at 473 (emphasis in original).  The reason for this rule is that “damage to . . . the putative class members, diminution in stock value, [is] incidental to the injury to [the corporation].”  Id. at 474.  This is true even when, as here, a subset of minority shareholders brings a breach of fiduciary duty claim:  “[W]hether [plaintiff] ‘seeks to recover on behalf of all stockholders, or tries to pursue claims on behalf of some subset, the damages sought are still incidental to the alleged injury to [the company], and any recovery should go to the company.’”  Id.

The Schuster court observed that the analysis under Delaware law yielded the same result.  Id. at 477 (“It is well settled in Delaware that a ‘claim of mismanagement resulting in corporate waste, if proven, represents a direct wrong to the corporation that is indirectly experienced by all shareholders. . . .  Thus, the wrong alleged is entirely derivative in nature.’”) (citation omitted) (emphasis in original).  Accordingly, the court concluded — under facts mirroring those pleaded here — that the plaintiff “lacks standing to pursue [the] action under both California and Delaware law.”  Id. at 478.

The Schuster decision establishes that both Delaware law and California law compel the same result — the Vishay Defendants’ demurrer to the direct class action should be sustained and plaintiffs’ class action claim dismissed.

B.                                    CERTAIN ALLEGATIONS OF PLAINTIFFS’ DERIVATIVE CLAIM ARE TIME BARRED

Under the applicable statute of limitations, substantial portions of plaintiffs’ amended complaint are time barred, and should be stricken.  Doyle v. Fenster, 47 Cal. App. 4th 1701, 1707 (1996) (statute of limitations defense “may be raised by demurrer . . . or by motion to strike . . .. both of which test the legal sufficiency of the complaint.”); PH II, Inc. v. Superior Court, 33 Cal. App. 4th 1680, 1682-83 (1995) (“[W]hen a substantive defect is clear from the face of a complaint, such as a violation of the applicable statute of limitations or a purported claim of right which is legally invalid, a defendant may attack that portion of the cause of action by filing a motion to strike.”).

1.                                      The Governing Statute of Limitations

“California’s conflict of law principles treat the statute of limitations in the same manner as any other issue, and the courts of this state do not automatically apply California’s statute of limitations in every case.”  Hambrecht & Quist Venture Partners v. American Med. Int’l, Inc., 38 Cal. App. 4th 1532, 1543 (1995) (applying “governmental interest” analysis to choice of law clause required application of Delaware’s statute of limitation, and not California’s).  For the same reasons that Delaware substantive law should govern this litigation, so too should Delaware’s statute of limitations period apply.  The Delaware courts generally apply a three-year limitations period to claims for breach of fiduciary duty.  See, e.g., Dofflemyer v. W.F. Hall Printing Co., 558 F. Supp. 372, 378 (D. Del. 1983) (“The limitations period normally applicable to [breach of fiduciary duty] claims is three years.”).  Using this standard, several allegations underpinning plaintiffs’ derivative claims are time barred.  The result would be the same even if California law were to apply, because California courts apply a three-year limitations period to breach of fiduciary duty claims predicated as here on alleged fraudulent acts.  See City of Vista v. Robert Thomas Securities, Inc., 84 Cal. App. 4th 882, 889 (2000) (where “gravamen of the complaint” sounds in fraud, three-year statute of limitations applies to breach of fiduciary duty claim) (citing Cal. Code Civ. P. § 338(d)); Burt v. The Irvine Co., 237 Cal. App. 2d 828, 866 (1965) (citing Cal. Code Civ. P. § 338(d)); Amended Complaint, Wagner decl., Exh. A at ¶ 1 (Vishay Defendants “engaged in fraudulent and deceptive schemes”).(2)

2.                                      The SAP Allegations are Time Barred

The amended complaint alleges that in “mid-1999” Vishay declined to acquire and implement a SAP system — a combination of computer, telecommunications and internet hardware and software designed for a company in order to track its corporate activities — and “instead” misappropriated Siliconix’s SAP system.  (Amended Complaint ¶¶ 105-06).  Since this allegation arose in 1999 but was raised for the first time in the amended complaint filed in January 2005, the claim is time barred by the governing three-year statute of limitations.  See Boeing By Levit v. Shrontz, Civ. A. No. 11273, 1992 WL 81228, at *3 (Del. Ch. Apr 20, 1992) (dismissing breach of fiduciary duty claims on

(2)   Some courts interpreting California law have applied a four-year limitations period under Cal. Code Civ. P. § 343.  [See Davis & Cox,] 751 F.2d at 1520 ([citing Robuck v. Dean Witter & Co.], 649 F.2d 641, 644 (9th Cir. 1980)).  But the better rule, based on the cases cited above, is that California applies a three-year statute of limitations to claims like plaintiffs’ here.

statute of limitations grounds); Brandchaft v. E.F. Hutton & Co., Inc., 865 F.2d 263, 1988 WL 141228, at *3 (9th Cir. 1988) (table disposition) (affirming district court’s dismissal of breach of fiduciary duty claims on statute of limitations grounds).

3.                                      Certain of the Loans Allegations are Time Barred

The amended complaint alleges that on June 1, 1999, the Vishay Defendants “exerted their control of Siliconix to compel Siliconix to become one of the parties whose assets are pledged to guarantee Vishay’s line of credit, thus rendering Siliconix jointly and severally liable if Vishay were unable to repay the loan in whole or part.”  (Amended Complaint ¶ 107).  Once again, because this claim arose more than three years before the filing of the amended complaint, the Loans Allegations are time barred and should be dismissed.

4.                                      The Misappropriation Allegations are Time Barred

The March 2, 2001 Fitzgerald Complaint raised allegations concerning Vishay’s alleged misappropriation of Siliconix’s identity that are substantially similar to those raised here.  (Compare Fitzgerald Complaint, Wagner decl., Exh. B at ¶ 33, with Amended Complaint ¶ 112).  The Court may properly take judicial notice of the Fitzgerald Complaint.  See Cal. Civ. Proc. § 437(b).  Since these allegations were already raised in a derivative action nearly four years before they were pleaded as part of the amended complaint here, the allegations are time barred.

5.                                      Certain of the Israel-Related Allegations are Time Barred

The amended complaint alleges that “[i]n 2000 and 2001, Vishay was having difficulty” meeting the criteria for receipt of monetary grants from an Israeli business development agency and “[i]n response, Vishay compelled Siliconix into funding an assembly and test facility in Israel inside a Vishay building.”  (Amended Complaint ¶¶ 114-15). Even assuming that these allegations are predicated on acts occurring as late as December 31, 2001, they are time barred by the three-year statute of limitations.

6.                                      The Patent Allegations are Time Barred

Finally, the amended complaint raises allegations concerning Dr. Zandman’s supposed misappropriation of patents supposedly belonging to Siliconix.  (Amended Complaint ¶ 122).  These allegations are likewise found in the Fitzgerald Complaint filed four years ago.  (Fitzgerald Complaint ¶ 32).  Thus, they are time barred.

C.                                    THE COMPLAINT SHOULD BE DISMISSED FOR FAILURE TO PROSECUTE

Over two and one-half years have passed since Rebecca Proctor filed her August 2002 complaint, purporting to bring direct and derivative causes of action against the Vishay Defendants based solely on their alleged misappropriation of Siliconix sales subsidiaries.  Plaintiffs never served that complaint on the Vishay Defendants.  (Wagner decl. ¶ 4).  They did not give notice of their claim until they filed an Amended Complaint in January 2005 and served that complaint.  Given plaintiffs’ failure to diligently prosecute their claims, the Vishay Defendants move to dismiss the Amended Complaint pursuant to sections 583.410(a) and 583.420(a) of the California Code of Civil Procedure.  Plaintiffs bear the burden of showing that they “exercised reasonable diligence throughout the entire . . . two-year (for discretionary dismissal) period.”  A Groppe & Sons Glass Co. v. Fireman’s Fund Ins. Co., 232 Cal. App. 3d 220, 225 (1991) (emphasis in original); accord Salas v. Sears, Roebuck & Co., 42 Cal. 3d 342, 347 (1986); see also Cal. Ct. R. 373(e).  “The unexcused failure to serve a summons within the two-year period prima facie constitutes a sufficient ground for dismissal.”  Scarzella v. DeMers, 17 Cal. App. 4th 1762, 1769 (1993) (footnote and citation omitted).  At a minimum, the allegations in plaintiffs’ unserved complaint of August 2002 should be stricken.

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IV.                                CONCLUSION

For these reasons, the Court should (i) sustain the Vishay Defendants’ demurrer to the direct class action claim, (ii) grant the Vishay Defendants’ motion to strike portions of the amended complaint as time barred, and (iii) dismiss the Amended Complaint for failure to prosecute.

DATED:  April 1, 2005

Respectfully submitted,

O’MELVENY & MYERS LLP

By:	/s/ Daniel H. Bookin Dhaivat H. Shah
Daniel H. Bookin
Dhaivat H. Shah
275 Battery Street, Suite 2600
San Francisco, California 94111
Telephone: (415) 984-8802

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KRAMER LEVIN NAFTALIS & FRANKEL LLP
Alan R. Friedman
Jonathan M. Wagner
Norman C. Simon
919 Third Avenue
New York, New York 10022
(212) 715-9100

Attorneys for Defendants
Vishay Intertechnology, Inc.,
Vishay TEMIC Semiconductor
Acquisition Holdings Corporation,
and Felix D. Zandman

SF1:581915.3